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                                                                       Ex 26(l)

SECURIAN FINANCIAL GROUP, INC.
400 Robert Street North
St. Paul, MN 55101-2098
www.securian.com
651.665.3500

                                                                [SECURIAN LOGO]


February 29, 2008



Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101


Re:  Variable Universal Life Contract


Dear Sir or Madam:

I, Brian C. Anderson, Actuary for Minnesota Life Insurance Company attest to the following with regards to illustrations included in the registration statement as permitted by Item 25 of the Statement of Additional Information:

     1. The illustrations of account value and death benefits are consistent with the provisions of the Contract and Minnesota Life Insurance Company's administrative procedures.

     2. The rate structure of the Contract has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions.

    3. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

Sincerely,

/s/Brian C. Anderson, FSA

Brian C. Anderson, FSA
Second Vice President, Group Case Underwriting

BCA:pjh


SECURIAN FINANCIAL GROUP PROVIDES FINANCIAL SECURITY FOR INDIVIDUALS AND BUSINESSES THROUGH ITS SUBSIDIARIES INCLUDING MINNESOTA LIFE INSURANCE COMPANY, ADVANTUS CAPITAL MANAGEMENT, SECURIAN FINANCIAL SERVICES AND SECURIAN TRUST COMPANY.